Exhibit 10.29

EMPIRE CAPITAL PARTNERS

STRICTLY PRIVATE AND CONFIDENTIAL

Unit 8, 448 Roberts Road, Subiaco

Western Australia 6008

29 May 2026	T: +61 8 9388 9230

E: p.dsylva@empirecapitalpartners.com.au

Perth/China/Singapore/UK/USA

To:	Mr Michael James McMullen, Chairman, REEcycle Holdings Inc.
mick.mcmullen@jiminingltd.com

Mr Jovan Singh, Partner, Hall Chadwick Acquisition Corp.
JSingh@hallchadwick.com.au

Mr Richard Albarran, Partner, Hall Chadwick
Ralbarran@hallchadwick.com.au

Re:	Project Star — Side Letter re Empire Capital Partners Contribution

Dear Mick, Richard and Jovan

We refer to: (i) the Sell-Side Advisory Mandate dated 19 March 2026 between REEcycle Holdings Inc. (REEcycle) and Empire Capital Partners Pty Ltd (Empire) (the Mandate); (ii) the proposed Business Combination Agreement between REEcycle and Hall Chadwick Acquisition Corp. (NASDAQ: HCACU) (HCAC) (the BCA); and (iii) the requirement for a private investment in public equity financing in connection with the de-SPAC transaction contemplated by the BCA (PIPE) and/or provisions of non redemption agreements from existing HCAC shareholders (Non-Redemption Agreements) to ensure a minimum of US$40,000,000 (after HCAC costs) (Minimum Cash) is available at close of the transaction under the BCA.

This letter (the Side Letter) sets out the binding commitment of Empire in respect of its participation in any PIPE and/or Non-Redemption Agreements undertaken in connection with the Transaction, and supplements the terms of the Mandate. Capitalised terms not otherwise defined herein have the meaning given to them in the Mandate.

1. BACKGROUND

The parties acknowledge that:

1.	HCAC does not currently anticipate that a PIPE will be required to satisfy the minimum cash condition under the BCA, on the basis that funds held in trust are expected to be sufficient to support the Minimum Cash at completion of the Transaction.

2.	Notwithstanding the foregoing, the parties have agreed to document Empire’s commitment in respect of any PIPE and/or Non-Redemption Agreements necessary, in order to provide certainty to all parties and ensure all eventualities are addressed prior to execution of the BCA.

Empire Capital Partners Pty Ltd ABN: 16 159 992 328. Empire Capital Partners Pty Ltd is an Authorised Corporate Representative of Barclay Wells Ltd AFSL 235070. All information and advice is confidential and for the private information of the person to whom it is provided without any responsibility or liability on any account whatsoever on the part of this firm or any member or employee thereof.	1

3.	Empire has agreed, on the terms set out below, to apply a portion of its advisory fee entitlement under the Mandate toward participation in any such PIPE and/or facilitating delivery of Non-Redemption Agreements, as a demonstration of its alignment with the Transaction and its commitment to the successful completion of the de-SPAC listing of the combined entity on NASDAQ.

2. EMPIRE’S PIPE COMMITMENT

Subject to the terms and conditions set out in this Side Letter, Empire hereby irrevocably commits that:

1.	In the event that a PIPE and/or Non-Redemption Agreements are required and undertaken in connection with the Transaction (whether prior to or concurrent with the closing of the BCA) to deliver the Minimum Cash, Empire shall contribute to the PIPE by nominating a portion of its Success Fee entitlement under the Mandate directly subscribers for PIPE shares in the combined NASDAQ-listed entity and/or Non-Redemption Agreement providers (the Empire Contribution).

2.	The quantum of the Empire Contribution shall be for up to 500,000 shares issuable to it under the Mandate and such contributions will only be made for a PIPE and/or Non-Redemption Agreements up to an aggregate maximum of US$50,000,000 (fifty million United States dollars) (the Raise Cap).

3.	For the avoidance of doubt:

(a)	the Empire Contribution is satisfied entirely through the transfer of shares available under Empire’s Success Fee entitlement under the Mandate, and Empire shall not be required to contribute any cash to the PIPE;

(b)	the shares issued to PIPE subscribers and/or Non-Redemption Agreement providers pursuant to this Side Letter shall be issued or transferred to them for nil consideration (other than to secure their subscription for PIPE shares at US$10 per share and/or Non-Redemption Agreements), and subject to the same terms and conditions as the PIPE shares issued to other PIPE investors in connection with the Transaction;

(c)	the maximum number of Empire Success Fee shares subject to this arrangement shall be equivalent to a value of US$5,000,000 (five million United States dollars) at the applicable PIPE share price of, if there is no PIPE, US$10.00 per share (the Maximum Empire Contribution Shares);

(d)	to the extent the value of the Maximum Empire Contribution Shares exceeds the remaining Success Fee balance at the time of the PIPE, the Empire Contribution shall be limited to the remaining Success Fee balance.

3. CONDITIONS

The Empire’s Contribution commitment is subject to the following conditions:

1.	A Non-Redemption Agreement or a binding PIPE subscription agreement or equivalent documentation is executed.

2.	The terms of the PIPE are a minimum price of US$10per share, noting that shares subject to Non-Redemption Agreements already reflect US$10 in trust.

3.	The BCA has not been terminated prior to Transaction closing.

Empire Capital Partners Pty Ltd ABN: 16 159 992 328. Empire Capital Partners Pty Ltd is an Authorised Corporate Representative of Barclay Wells Ltd AFSL 235070. All information and advice is confidential and for the private information of the person to whom it is provided without any responsibility or liability on any account whatsoever on the part of this firm or any member or employee thereof.	2

4. RELATIONSHIP TO THE MANDATE

1.	This Side Letter supplements and is to be read together with the Mandate. In the event of any inconsistency between the terms of this Side Letter and the Mandate in respect of the Empire Contribution, the terms of this Side Letter shall prevail.

2.	All other terms and conditions of the Mandate, including the Success Fee entitlement, the Tail Fee and the governing law clause, remain in full force and effect and are not amended or waived by this Side Letter.

3.	For the avoidance of doubt, to the extent that the Success Fee is partially transferred to PIPE and/or Non-Redemption Agreement participants pursuant to this Side Letter, the remaining balance of the Success Fee (if any) shall continue to be payable on the terms set out in the Mandate.

5. GOVERNING LAW

This Side Letter and any dispute or claim arising out of or in connection with it (including any non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Western Australia, Australia. Each party irrevocably submits to the exclusive jurisdiction of the courts of Western Australia in respect of any proceedings arising out of or relating to this Side Letter.

6. BINDING EFFECT

This Side Letter constitutes a binding commitment of Empire upon execution below, and shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns. This Side Letter may be executed in counterparts, each of which shall constitute an original, and together shall constitute a single binding instrument. Electronic execution (including DocuSign or equivalent) shall be deemed valid and binding.

Please confirm acceptance of the terms of this Side Letter by countersigning below and returning a copy to Empire.

Executed as a binding Side Letter

Signed for and on behalf of Empire Capital Partners Pty Ltd:

Name:	Paul D’sylva
Title:	Founder
Signature:	/s/ Paul D’sylva

Date:	5/28/2026

Empire Capital Partners Pty Ltd ABN: 16 159 992 328. Empire Capital Partners Pty Ltd is an Authorised Corporate Representative of Barclay Wells Ltd AFSL 235070. All information and advice is confidential and for the private information of the person to whom it is provided without any responsibility or liability on any account whatsoever on the part of this firm or any member or employee thereof.	3

Acknowledged and agreed for and on behalf of REEcycle Holdings Inc.:

Name:	Mick McMullen
Title:	Director
Signature:	/s/ Mick McMullen

Date:	5/29/2026

Acknowledged and agreed for and on behalf of Hall Chadwick Acquisition Corp. (HCACU):

Name:	Alex Bono (Alejandro Lopez Bono)
Title:	CEO HCAC
Signature:	/s/ Alex Bono

Date:	29 May 2026

Empire Capital Partners Pty Ltd ABN: 16 159 992 328. Empire Capital Partners Pty Ltd is an Authorised Corporate Representative of Barclay Wells Ltd AFSL 235070. All information and advice is confidential and for the private information of the person to whom it is provided without any responsibility or liability on any account whatsoever on the part of this firm or any member or employee thereof.	4